                                                                     EXHIBIT 4.1
                             ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           LDDS COMMUNICATIONS, INC.

                                       1.

 The name of the corporation is "LDDS Communications, Inc." (the "Corporation").

                                       2.

                 Effective the date hereof, Article One of the Corporation's Amended and Restated Articles of Incorporation is amended, in its entirety, to read as follows:

                                      ONE

                          The name of this corporation is WorldCom, Inc.  This
                 corporation is referred to hereinafter as the "Corporation."

                                       3.

                 All other provisions of the Amended and Restated Articles of Incorporation, as previously amended, shall remain in full force and effect.

                                       4.

                 The foregoing amendment was proposed by the Board of Directors of the Corporation and was duly approved and adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code this 25th day of May, 1995.

                 IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers this 25th day of May, 1995.

                                                LDDS COMMUNICATIONS, INC.


                                                By: /s/ Bernard J. Ebbers
                                                    ----------------------------
                                                    Bernard J. Ebbers, President
[CORPORATE SEAL]

ATTEST:


By: /s/ Scott D. Sullivan
    -----------------------------------
    Scott D. Sullivan, Ass't. Secretary

                             ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           LDDS COMMUNICATIONS, INC.

                                       1.

         The name of the corporation is "LDDS Communications, Inc." (the "Corporation").

                                       2.

         Effective the date hereof, Section A of Article Four of the Corporation's Amended and Restated Articles of Incorporation is amended, in its entirety, to read as follows:

                 A. Common Stock. The authorized voting common stock of the Corporation is five hundred million (500,000,000) shares, par value $.01 per share.

                                       3.

         Effective the date hereof, Section B of Article Four of the Corporation's Amended and Restated Articles of Incorporation is amended, in its entirety, to read as follows:

                 B. Preferred Stock. The authorized preferred stock of the Corporation is fifty million (50,000,000) shares, par value $.01 per share. The Corporation, acting by its board of directors, without action by the shareholders, may, from time to time by resolution and upon the filing of such certificate or articles of amendment as may be required by the Georgia Business Corporation Code as then in effect, authorize the issuance of shares of preferred stock in one or more series, determine the preferences, limitations and relative rights of the class or of any series within the class, and designate the number of shares within that series.

                                       4.

         All other provisions of the Amended and Restated Articles of Incorporation shall remain in full force and effect.

                                       5.

         The foregoing amendments were duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code and adopted on May 26, 1994.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers this 26th day of May, 1994.

                                        LDDS COMMUNICATIONS, INC.


                                        By:
                                            ----------------------------
                                            Bernard J. Ebbers, President

[CORPORATE SEAL]


ATTEST:


By:
    ------------------------------------
    Charles T. Cannada, Ass't. Secretary

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           LDDS COMMUNICATIONS, INC.


                                      ONE

                 The name of this corporation is LDDS COMMUNICATIONS, INC. This corporation is referred to hereinafter as the "Corporation".

                                      TWO

                 The Corporation shall have perpetual duration.

                                     THREE

                 The Corporation has been organized as a corporation for profit pursuant to the Georgia Business Corporation Code, for the purpose of engaging in any lawful activities whatsoever.

                                      FOUR

         A. Common Stock. The authorized voting common stock of the Corporation is two hundred million (200,000,000) shares, par value $.01 per share.

         B. Preferred Stock. The authorized preferred stock of the Corporation is twenty million (20,000,000) shares, par value $.01 per share. The Corporation, acting by its board of directors, without action by the shareholders, may, from time to time by resolution and upon the filing of such certificate or articles of amendment as may be required by the Georgia Business Corporation Code as then in effect, authorize the issuance of shares of preferred stock in one or more series, determine the preferences, limitations and relative rights of the class or of any series within the class, and designate the number of shares within that series.

                                      FIVE

                 A series of the class of authorized preferred stock, par value $.01 per share, of the Corporation is hereby created having the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as are set forth on Exhibit A.

                                      SIX

                 A series of the class of authorized preferred stock, par value $.01 per share, of the Corporation is hereby created having the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as are set forth on Exhibit B.

                                     SEVEN

                 Subject to the provisions of Article Twelve, each share of common stock of the Corporation shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution, except as expressly provided herein. The preferred stock of the Corporation shall have such voting rights as are set forth in Exhibit A or B hereto or in the certificate or articles of amendment filed to authorize the issuance of shares of preferred stock in one of more series and as are provided by law.

                                     EIGHT

                 Shareholders shall not have the pre-emptive right to acquire unissued shares of the Corporation.

                                      NINE

                 No director of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in section 14-2-832 of the Revised Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to the time of such repeal or modification.

                                      TEN

                 (a) In addition to the requirements of the provisions of any series of preferred stock which may be outstanding, and whether or not a vote of the shareholders is otherwise required, the affirmative vote of the holders of not less than seventy percent (70%) of the Voting Stock shall be required for the approval or authorization of any Business Transaction with a Related Person, or any Business Transaction in which a Related Person has an interest (other than only a proportionate interest as a shareholder of the corporation); provided, however, that the seventy percent (70%) voting requirement shall not be applicable if (i) the Business Transaction is Duly Approved by the Continuing Directors, or (ii) all of the following conditions are satisfied:

                          (i) the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share (on the date of effectiveness of such Business Transaction) by holders of capital stock of the corporation (other than such Related Person) in connection with such Business

         Transaction is at least equal in value to such Related Person's Highest Stock Price;

                          (ii) the consideration to be received by holders of capital stock of the Corporation in connection with such Business Transaction is in (a) cash, or (b) if the majority of the shares of any particular class or series of stock of the Corporation as to which the Related Person is the Beneficial Owner shall have been acquired for a consideration in a form other than cash, in the same form of Consideration used by the Related Person to acquire the largest number of shares of such class or series of stock;

                          (iii) after such Related Person has become a Related Person and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of capital stock of the Corporation or securities convertible into capital stock of the Corporation, except (i) as a part of the transaction which resulted in such Related Person becoming a Related Person or (ii) as a result of a pro rata stock dividend or stock split;

                          (iv) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, except as Duly Approved by the Continuing Directors (i) received the benefit (other than only a proportionate benefit as a shareholder of the corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credits or tax advantages provided by the Corporation or any of its subsidiaries, (ii) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation, or other securities convertible into or exercisable for such shares, or (iii) caused the Corporation to fail to declare and pay at the regular date therefor quarterly cash dividends on the outstanding capital stock of the Corporation entitled to receive dividends, on a per share basis at least equal to the cash dividends being paid thereon by the corporation immediately prior to the date on which the Related Person became a Related Person; and

                          (v) a proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Act or such rules or regulations) shall be mailed to shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to the Act and such rules and regulations or subsequent provisions).

                 (b)      For the purpose of this Article TEN:

                          (i) The term "Affiliate", used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

                          (ii) The term "Associate", used to indicate a relationship with a specified person, shall mean (A) any corporation, partnership or other organization of which such specified person is an officer or partner, (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person who has the same home as such specified person or who is a director or officer of the corporation or any of its subsidiaries, and (D) any person who is a director, officer or partner of such specified person or of any corporation (other than the corporation or any wholly-owned subsidiary of the corporation), partnership or other entity which is an Affiliate of such Specified person.

                     (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Act as in effect on [Closing Date], 1993; provided, however, that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any capital stock of the corporation having voting power at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such capital stock.

                     (iv)         The term "Business Transaction" shall mean:
         (A) any merger, share exchange or consolidation involving the Corporation or a subsidiary of the Corporation; (B) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions), including, without limitation, a mortgage, pledge or any other security device of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of the Corporation; (C) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or any Substantial Part of the assets of any entity to the Corporation or a subsidiary of the Corporation; (D) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by the Corporation or a subsidiary of the Corporation of any securities of the Corporation or any subsidiary of the Corporation in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of [$15 million] or more; (E) any merger, share exchange or consolidation of the Corporation with any of its subsidiaries or any similar transaction in which the Corporation is not the survivor and the charter or certificate or articles of incorporation of the consolidated or surviving Corporation do not contain provisions substantially similar to those in this Article TEN; (F) any recapitalization or reorganization of the Corporation or any reclassification of the securities of the Corporation (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person or reducing the number of shares of each class of voting securities outstanding; (G) any liquidation, spin-off, split-off, split-up or dissolution of the Corporation; and (H) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction or having a similar purpose or effect.

                          (v) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation on [Closing Date], 1993, or who became a director of the Corporation subsequent to such date and whose election or nomination for election by the Corporation's shareholders was Duly Approved by the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors in which such person is named as nominee for director; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person has an interest (other than only a proportionate interest as a shareholder of the Corporation).

                          (vi) The term "Duly Approved by the Continuing Directors" shall mean an action approved by the vote of at least a majority of the Continuing Directors then on the Board; provided, however, that if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the Board of Directors (if a vote by the entire Board of Directors were to have been taken), then such term shall mean an action approved by the unanimous vote of the Continuing Directors so long as there are at least three (3) Continuing Directors on the Board of Directors at the time of such unanimous vote.

                     (vii) The term "Fair Market Value", in the case of stock, means the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith.

                   (viii) The term "Highest Stock Purchase Price" shall mean the greatest of the following:

                                  (A)      the highest amount of consideration
                 paid by a Related Person for a share of capital stock of the Corporation (including any brokerage commissions, transfer taxes and soliciting dealers' fees) in the transaction which resulted in such Related Person becoming a Related Person or within two years prior to the first public announcement of the Business Transaction (the "Announcement Date"), whichever is higher; provided, however, that the Highest Stock Purchase Price calculated under this subsection (A) shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock-split, reverse stock-split or other similar corporate readjustment in the number of outstanding shares of capital stock of the Corporation between the last date upon which such Related Person paid the Highest Stock Purchase Price up to the effective date of the merger, share exchange or consolidation or the date of distribution to shareholders of the Corporation of the proceeds from the sale of substantially all of the assets of the Corporation referred to in subparagraph (i) of Section (a)(ii) of this Article TEN;

                                  (B)      the Fair Market Value per share of
                 the respective classes and series of stock of the Corporation on the Announcement Date;

                                  (C)      the Fair Market Value per share of
                 the respective classes and series of stock of the Corporation on the date that the Related Person becomes a Related Person;

                                  (D) if applicable, the Fair Market Value per share determined pursuant to subsection (b)(viii)(B) or
                 (C) of this Article TEN, whichever is higher, multiplied by the ratio of (i) the highest price per share (including any brokerage commissions, transfer taxes or soliciting dealers' fees and adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations) paid to acquire any shares of such respective classes and series Beneficially Owned by the Related Person within the two years prior to the Announcement Date, to (ii) the Fair Market Value per share (adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations) of shares of such respective classes and series on the first day in the two-year period ending on the Announcement Date on which such shares Beneficially Owned by the Related Person were acquired; or

                                  (E)      the amount per share of any
                 preferential payment to which holders of shares of such respective classes and series are entitled in the event of a liquidation, dissolution or winding up of the Corporation.

                 (ix) The term "Preferred Stock" shall mean each class or series of capital stock which may from time to time be authorized in or by these Articles of Incorporation (as amended from time to time) which is not designated as "Common Stock".

                 (x) The phrase "property, securities or other consideration to be received", for the purpose of subparagraph (i) of Section (a)(ii) of this Article TEN and in the event of a merger in which the corporation is the surviving corporation, shall include, without limitation, common stock of the Corporation retained by its shareholders (other than such Related Person).

                 (xi) The term "Related Person" shall mean and include (A) any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote or was the Beneficial Owner of not less than ten percent (10%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote (x) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (y) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation, or (z) as of the record date for the determination of shareholders entitled to notice of and to vote on or consent to the Business Transaction, and (B) any Affiliate or Associate of any such individual, Corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding any thing in the foregoing to the contrary, that the term "Related Person" shall not include the Corporation, a more than 90% owned subsidiary of the Corporation, any employee stock ownership or other employee benefit plan of either the Corporation or any more than 90% owned subsidiary of the Corporation, or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

             (xii) The term "Substantial Part" shall mean more than twenty percent (20%) of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

           (xiii) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation whose holders are present at a meeting of shareholders, in person or by proxy, and which entitle their holders to vote generally in the election of directors, and considered for the purpose of this Article TEN as one class.

                 (c) For the purpose of this Article TEN, so long as Continuing Directors constitute at least two-thirds (2/3) of the entire Board of Directors or the Corporation, the Board of Directors shall have the power to make a good faith determination, on the basis of information known to them, of
(i) the number of shares of Voting Stock of which any person is the Beneficial Owner, (ii) whether a person is a Related Person or is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (iv) whether the assets subject to any Business Transaction constitute a Substantial Part, (v) whether any Business Transaction is with a Related Person or is one in which a Related Person has an interest (other than only a proportionate interest as a shareholder of the corporation),
(vi) whether a Related Person has, directly or indirectly, received the benefits or caused any of the changes referred to in subparagraph (iv) of clause (ii) of Section (a) of this Article TEN, (vii) the fair market value of any consideration to be received in a Business Transaction and (viii) such other matters with respect to which a determination is required under this Article TEN; and such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article TEN.

                 (d) Nothing contained in this Article TEN shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

                 (e) The fact that any Business Transaction complies with the provisions of Section (a) of this Article TEN shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Transaction or recommend its adoption of approval to the shareholders of the corporation.

                 (f) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding that a lesser percentage may be permitted by law), the provisions of this Article TEN may not be repealed or amended, directly or indirectly in any respect, unless such action is approved by the affirmative vote of the holders of not less than seventy percent (70%) of the Voting Stock.

                                     ELEVEN

                 The Corporation shall indemnify a director against reasonable expenses and liability incurred by him, and shall advance expenses upon receipt from the director of the written affirmation and repayment authorization required by section 14-2-853 of the Georgia Business Corporation Code, provided, however, that the Corporation shall not indemnify a director for any liability incurred by a director if he failed to act in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation, or to have improperly received a personal benefit or, in the case of any criminal proceeding, if he had reasonable cause to believe his conduct was unlawful, or in the case of a proceeding by or in the right of the Corporation, in which he was adjudged liable to the Corporation, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances, in which case the director shall be indemnified for reasonable expenses incurred.

                                     TWELVE

(a) For purposes of this Article TWELVE, the following terms shall have the respective meanings specified below:

                          (i) "Act" shall have the meaning set forth in paragraph (a)(ii)(v) of Article TEN of these Articles of Incorporation.

                     (ii) "Beneficial Owner" shall have the meaning set forth in paragraph (b)(iii) of Article TEN of these Articles of Incorporation.

                    (iii) "Closing Price" of a share of stock on any day means the highest closing sales price or bid quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (including the National Market System) or any comparable system then in use, or if the class or series in question is quoted on a United States securities exchange registered under the Act, the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on such exchange, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

                 (iv) "Communications Act" shall mean the Communications Act of 1934, 47 U.S.C. Sections 151 et seq., as amended.

                 (v) "Communications Laws" shall mean the Communications Act and the regulations promulgated by the Federal Communications Commission pursuant thereto, including any amendments thereof or successor or replacement provisions thereto.

                 (vi) "Fair Market Value" of a share of stock shall mean the average Closing Price for such share for each of the forty-five (45) most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to paragraph (iv) of Section (e) of this Article TWELVE; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided, further, however, that "Fair Market Value" as to any stockholder who purchases any stock subject to redemption within one hundred twenty (120) days prior to a Redemption Date shall not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares.

                    (vii)  "Foreign Citizen" shall mean any of the following:

                       (A)  any alien;

                       (B)  any foreign government;

                       (C) any representative of an alien or a foreign government; or

                       (D) any corporation organized under the laws of any country other than the United States; and

                       (E) any other Person falling within a class of Persons identified from time to time in the

                 Communications Laws, including without limitation Section 310 of the Communications Act, as being within a class of Persons whose ownership of stock of a corporation holding station licenses referenced in Title III of the Communications Act is limited to a maximum percentage.

                   (viii) "Permitted Percentage" shall mean twenty percent (20%), or such other percentage as may from time to time be specified by the Communications Laws as the maximum percentage of capital stock of a corporation holding licenses referenced in Section 310 of the Communications Act that may be owned by Foreign Citizens.

                     (ix) "Person" shall mean an individual, partnership, corporation, trust or other entity.

                      (x) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section (e) of this Article TWELVE.

                     (xi) "Redemption Securities" shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of Section 5 of this Article TWELVE, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Article TWELVE (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

                 (b) It is the policy of the Corporation that Foreign Citizens should own of record or Beneficially Own, directly or indirectly, individually or in the aggregate, no more than the Permitted Percentage of its from time to time outstanding shares of capital stock. If at any time Foreign Citizens, directly or indirectly, individually or in the aggregate, become the record owners or the Beneficial Owners of more than the Permitted Percentage of the capital stock of the Corporation, then the Corporation shall have the power to take the actions prescribed in this Section (b) through Section (f) of this Article TWELVE. The provisions of this Article TWELVE are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Communications Laws. Any amendments to the Communications Laws relating to the citizenship of station license holders or their shareholders are deemed to be incorporated herein by reference. To the extent necessary to enable the Corporation to submit any proof of direct or indirect citizenship required by law or by contract with the United States government (or any agency thereof), the Corporation may require the record holders and the Beneficial Owners of capital stock to confirm their direct or indirect citizenship status from time to time, and dividends payable with respect to stock held by such record holder or owner by such Beneficial Owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received. The Board of Directors is authorized to take such actions or make such interpretations as it may deem necessary or advisable in order to implement the policy set forth in this Section (b) including, without limitation, causing any transfer, or attempted transfer, of any shares of stock of the Corporation, the effect of which would be to cause one or more Foreign Citizens to own of record or Beneficially Own more than the Permitted Percentage of the Corporation's capital stock, to be ineffective as against the Corporation, and not registering (or permitting its transfer agent to register) such transfer or purported transfer on the stock transfer records of the Corporation. In addition, neither the Corporation (even if the transfer agent shall have recognized such transfer) nor its transfer agent shall be required to recognize the transferee or purported transferee thereof as a shareholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article TWELVE. A citizenship certificate may be required from all transferees (and from any recipient upon original issuance) of capital stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a record owner or a Beneficial Owner, such Beneficial Owner or record owner, and registration of transfer (or original issuance) may be denied upon refusal to furnish such certificate.

                 (c) If on any date (including any record date) the number of shares of capital stock that is owned of record or Beneficially Owned, directly or indirectly, by Foreign Citizens is in excess of the Permitted Percentage of all outstanding capital stock of the Corporation (such number of shares herein referred to as the "Excess Shares"), the Corporation shall identify a number of shares owned of record or Beneficially Owned, directly or indirectly, by Foreign Citizens equal to the number of Excess Shares. The determination of the Corporation as to those shares that constitute the Excess Shares shall be conclusive. Shares deemed to constitute such Excess Shares (so long as such excess exists) shall not be accorded any voting rights and shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before the shareholders of the Corporation for a vote thereon. The Corporation shall (so long as such excess exists) withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Shares. At such time as the Permitted Percentage is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares and any dividends or distribution with respect thereto that have been withheld, without interest thereon, shall be due and paid solely to the record holders of such shares at the time the Permitted Percentage is no longer exceeded.

                 (d) Subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, and subject to the procedures in the series of preferred stock of the Corporation referenced in Articles FIVE and SIX hereof, the Excess Shares shall be subject to redemption at any time by the Corporation by action of the

Board of Directors. The terms and conditions of such redemption shall be as follows:

                       (i) the redemption price of the shares to be redeemed pursuant to this Article TWELVE shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

                      (ii) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

                     (iii) if less than all the Excess Shares are to be redeemed, the shares to be redeemed shall be selected in such manner as set forth in Section (c) of this Article TWELVE or as otherwise determined by the Board of Directors;

                      (iv) at least thirty (30) days' written notice of the Redemption Date shall be given to the record holders of the Excess Shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for Excess Shares to be redeemed;

                       (v) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the record holder of Excess Shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

                   (vi) such redemption shall be upon such other terms and conditions as the Board of Directors shall determine.

                 (e) In determining the direct or indirect citizenship of owners of record or Beneficial Owners or their transferees of its capital stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certificates given by Beneficial Owners or owners of record or their transferees or any recipients (in the case of original issuance) (in each case whether such certificates have been given on their own behalf or on behalf of others) to prove the citizenship of such owners of record, Beneficial Owners, transferees or recipients of such capital stock. The determination of the direct or indirect citizenship of owners of record, Beneficial Owners and their transferees of such capital stock may also be subject to proof in such other way or ways as the Corporation may deem reasonable. The Corporation may at any time require proof of citizenship, in addition to the citizenship certificates, of the record owner or Beneficial Owner or proposed transferees of shares of the Corporation's capital stock, and the payment of dividends may be withheld, and any application for transfer of ownership on the stock transfer records of the Corporation may be refused, until such additional proof is submitted.

                 (f) Each provision of this Article TWELVE is intended to be severable from every other provision. If any provision contained in this Article TWELVE is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article TWELVE shall not be affected, and this Article TWELVE shall be construed as if the provision held to be invalid, illegal or unenforceable had never been contained therein.

                                                                       EXHIBIT A


Series 1 $__ Cumulative Senior Perpetual Convertible Preferred Stock


Section 1.  Designation and Number.

                 (a) The shares of such series shall be designated as "Series 1 $__ Cumulative Senior Perpetual Convertible Preferred Stock" (the "Preferred Stock"). The number of shares initially constituting the Preferred Stock shall be ___________, which number may be decreased (but not increased) by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Preferred Stock.

                 (b) The Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank pari passu to the Series 2 6.50% Cumulative Senior Perpetual Convertible Preferred Stock of the Corporation (the "Series 2 Preferred Stock"), and shall rank prior to all other classes and series of capital stock of the Corporation now or hereafter authorized including, without limitation, the Common Stock.

                 (c) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11 below.

Section 2.  Dividends and Distributions.

                 (a) The holders of shares of Preferred Stock, in preference to the holders of shares of Common Stock and of any shares of other capital stock of the Corporation (but pari passu with the Series 2 Preferred Stock), shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at an annual rate on the Liquidation Preference thereof equal to [lesser of 6% and the rate which will yield aggregate annual dividends on the Preferred Stock of $24.5 million] calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable in equal quarterly payments, in immediately available funds, on the 15th day (or the first Business Day thereafter if the 15th is not a Business Day) of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") commencing [August 16,] 1993; provided, however, that with respect to such first Quarterly Dividend Payment Date, the holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, a cumulative cash dividend in respect of each share of Preferred Stock in the amount of (i) [one-fourth of the annual per share dividend] multiplied by (ii) a fraction equal to (A) the number of days from (and including) the Issue Date to (but excluding) such Quarterly Dividend Payment Date divided by (B) 90.

                 (b) Dividends payable pursuant to Section 2(a) shall begin to accrue and be cumulative from the Issue Date, and shall accrue on a daily basis, in each case whether or not declared. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days or less than 10 days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                 (c) In addition to the dividends or distributions on the Preferred Stock described in Section 2(a), in the event that the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire capital stock) of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) on or with respect to shares of Common Stock other than a Regular Dividend or a dividend paid solely in Common Stock, then the Board of Directors shall declare, and the holder of each share of Preferred Stock shall be entitled to receive in respect of each share of Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock.

                 (d) The holders of shares of Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.


Section 3.  Voting Rights.

                 In addition to any voting rights provided by law, the holders of shares of Preferred Stock shall have the following voting rights:

                 (a) Except as otherwise required by applicable law, so long as any shares of the Preferred Stock are outstanding, each outstanding share of Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of shareholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon (other than matters on which the holders of Preferred Stock are entitled by law or the Corporation's Amended and Restated Articles of Incorporation ("Articles"), to vote as a separate class). With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share of Preferred Stock as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Preferred Stock into Common Stock on the record date for determining the shareholders of the Corporation eligible to vote on any such matters. Notwithstanding the foregoing, but without impairing the rights of the Preferred Stock to elect members of the Corporation's Board of Directors pursuant to Section 3(c)(i) hereof, the Preferred Stock shall not vote with the Common Stock in the election of directors unless the Preferred Stock Percentage is less than 2 1/2%.

                 (b) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to (i) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes of Senior Stock or Parity Stock, (ii) authorize, increase the authorized number of shares of, or issue any shares of any class of capital stock of the Corporation having a mandatory redemption date earlier than [, third anniversary of closing] 1996 or amend the terms of any class of capital stock of the Corporation to provide that such class of capital stock has a mandatory redemption date earlier than [, third anniversary of closing] 1996, (iii) authorize, adopt or approve an amendment to the Articles that would increase or decrease the par value of the shares of Preferred Stock; or alter or change the powers, preferences or special rights of the shares of Preferred Stock, (iv) amend, alter or repeal the Articles so as to affect the shares of Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation, or by amending the provisions of subsection 3(c) below or Section 9 hereof or (v) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.

                 (c) (i) Until the occurrence of a Change of Control, but not thereafter, the outstanding shares of

Preferred Stock voting separately as a single class, by written consent as provided herein or in person or by proxy, at a special or annual meeting of shareholders called for the purpose of electing directors, shall elect a number of directors to the Corporation's Board of Directors which equals the Specified Number.

                 (ii) If on any date (A) the Corporation shall have failed to declare, or shall have failed to pay, the full amount of dividends payable on the Preferred Stock for two quarterly dividend periods (whether consecutive or not) or (B) the Corporation shall have failed to satisfy its obligation to convert shares of Preferred Stock pursuant to Section 8, then the number of directors constituting the Board of Directors shall, without further action, be increased by one and the holders of shares of Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a director of the Corporation to fill such newly created directorship, by written consent as provided herein, or at a special meeting of such holders called as provided herein. Any such additional director shall continue as a director (subject to reelection or removal as provided in Section 3(d)(ii)) and the holders of Preferred Stock shall have such additional voting rights until such time as (A) dividends then payable on the Preferred Stock shall have been declared and paid in full or (B) any conversion obligation provided in Section 8 that has become due shall have been satisfied or all necessary funds have been set aside for payment, as the case may be, at which time such additional director shall cease to be a director and such additional voting rights of the holders of Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

                 (d) (i) The foregoing right of holders of shares of Preferred Stock to take any action as provided in Section 3(c) may be exercised at any annual meeting of shareholders or at a special meeting of holders of shares of Preferred Stock held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

                 So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the President of the Corporation may call, and upon the written request of holders of record of at least 5% of the outstanding shares of Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of shareholders.

                          (ii)  At each meeting of shareholders at which the
holders of shares of Preferred Stock shall have the right, voting separately as a single class, to elect a director or directors of the Corporation as provided in Section 3(c) or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                 (A) the absence of a quorum of the holders of shares of Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preferred Stock, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Preferred Stock, or the taking of any action as provided in this Section 3; and

                 (B) in the absence of a quorum of the holders of shares of Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                 For taking of any action as provided in Section 3(b) or
Section 3(c) by the holders of shares of Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; provided, however, that shares of Preferred Stock held by the Corporation, any Subsidiary of the Corporation or any other Person who controls the Corporation, is under common control with the Corporation or is controlled by the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in this Section 3.

                 Each director elected by the holders of shares of Preferred Stock as provided in Section 3(c) shall, unless his term shall expire earlier in accordance with the provisions thereof, hold office until the annual meeting of shareholders next succeeding his election or until his successor, if any, is elected and qualified.

                 If any director so elected by the holders of Preferred Stock shall cease to serve as a director before his term shall expire (except by reason of the termination of the voting rights accorded to the holders of Preferred Stock in accordance with Section 3(c)), the holders of the Preferred Stock then outstanding and entitled to vote for such director may, by written consent as provided herein, or at a special meeting of such holders called as provided herein, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

                 Any director elected by the holders of shares of Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the outstanding shares of Preferred Stock, at the time of removal. A special meeting of the holders of shares of Preferred Stock may be called in accordance with the procedures set forth in Section 3(d)(i).


Section 4.  Certain Restrictions.

                 (a) Whenever any quarterly dividends payable on any shares of Preferred Stock as provided in Section 2 are not paid in full, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Preferred Stock shall have been paid in full or declared and irrevocably set apart for payment, or whenever the Corporation shall not have converted shares of Preferred Stock at a time required by Section 8, at such time and thereafter until all conversion obligations provided in Section 8 that have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, or (ii) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except dividends or distributions paid ratably on the Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Preferred Stock and such Parity Stock are then entitled.

                 (b) Whenever any dividend payable on any shares of Preferred Stock as provided in Section 2 are not paid in full, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Preferred Stock shall have been paid in full or declared and irrevocably set apart for payment, or whenever the Corporation shall not have converted shares of Preferred Stock at a time required by Section 8, at such time and thereafter until all conversion obligations provided in Section 8 that have come due shall have been satisfied or all necessary funds have been irrevocably set apart for payment, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock, or Parity Stock, it being understood that for purposes of this Section 4(b), the term "Corporation" shall include any "grantor trust" within the meaning of Sections 671-679 of the Internal Revenue Code of 1986, as amended; provided, however, that (A) the Corporation may accept shares of any Parity Stock or Junior Stock for conversion into Junior Stock and (B) the Corporation may at any time redeem, purchase or otherwise acquire shares of the Series 2 Preferred Stock in accordance with Section 10 of Exhibit B of the Articles as in effect on the Issue Date.

                 (c) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to Section 4(b), purchase such shares at such time and in such manner.

Section 5.  Redemption.

                 (a) The Corporation shall not have any right to redeem any shares of Preferred Stock prior to [the third anniversary of closing], 1996. On and after [the third anniversary of closing], 1996, subject to the restrictions contained in Section 4, the Corporation shall have the right, at its sole option and election, to redeem the shares of Preferred Stock, in whole or in part in integral multiples of $100,000,000, on not less than 30 days notice of the date of redemption, which must be a Business Day (any such date an "Optional Redemption Date"), at a price per share (the "Optional Redemption Price") equal to (A) the following prices per share (stated as a percentage of the Liquidation Preference of such share) plus (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable Optional Redemption Date, in immediately available funds:

                                                  Optional Redemption Price
              If Redeemed                             as a Percentage of
           during the period                       Liquidation Preference
           -----------------                      -------------------------
September 15, 1996 to September 14, 1997                   105.53%


                                               Optional Redemption Price
            If Redeemed                            as a Percentage of
         during the period                      Liquidation Preference
         -----------------                     -------------------------
       September 15,1997 to                             104.74%
       September 14,1998
       September 15, 1998 to                            103.95%
       September 14, 1999
       September 15, 1999 to                            103.16%
       September 14, 2000
       September 15, 2000 to                            102.37%
       September 14, 2001
       September 15, 2001 to                            101.58%
       September 14, 2002
       September 15, 2002 to                            100.79%
       September 14, 2003
       September 15, 2003 and                          100.000%
       thereafter

                 (b) If less than all shares of Preferred Stock at the time outstanding are to be redeemed pursuant to Section 5(a), the shares to be redeemed shall be determined pro rata or, if the shares of Preferred Stock are then publicly held, by lot.

                 (c) Notice of any redemption of shares of Preferred Stock pursuant to Section 5(a) shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York (if such publication shall be required by applicable law, rule, regulation or securities exchange requirement), not less than 30, nor more than 60, days prior to the date fixed for redemption; and, in any case, a similar notice shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each holder of shares of Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Preferred Stock to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

                 (d)      On the date of any redemption being made pursuant to
Section 5(a) which is specified in a notice given pursuant to Section 5(c), the Corporation shall, and at any time after such notice shall have been mailed and before the date of redemption the Corporation may, deposit for the benefit of the holders of shares of Preferred Stock to be redeemed the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $100,000,000. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the Corporation or as otherwise required by law. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Optional Redemption Price. In the event that moneys are deposited pursuant to this Section 5(d) in respect of shares of Preferred Stock that are converted in accordance with the provisions of Section 8, such moneys shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such moneys and shall be relieved of all responsibilities to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this Section 5(d) shall be paid from time to time to the Corporation for its own account.


Section 6.  Reacquired Shares.

                 Any shares of Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate Articles of Amendment to the Articles with the Secretary of State of the State of Georgia, may be reissued as part of another series of preferred stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein, but in any event may not be reissued as shares of Preferred Stock or other Parity Stock unless all of the shares of Preferred Stock issued on the Issue Date shall have already been redeemed or converted.

Section 7.  Liquidation, Dissolution or Winding Up.

                 (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due (any such event, a "Voluntary Liquidation Event"), or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Preferred Stock, subject to Section 8, shall have received (A) if a Voluntary Liquidation Event shall have occurred, the Optional Redemption Price with respect to each share and (B) if a Voluntary Liquidation

Event shall not have occurred, the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared or currently payable, to the date of distribution, with respect to each share, or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of the Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

                 (b) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, in each case when permitted by Section 3(b), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.


Section 8.  Conversion.

                 (a) Following the expiration or termination of applicable waiting periods under the HSR Act, including any extensions thereof, any holder of Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to
Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price (as defined below) then in effect, except that with respect to any share which shall be called for exchange or redemption, such right shall terminate at the close of business on the date of exchange or redemption for such share, unless in any such case the Corporation shall default in performance or payment due upon exchange or redemption
thereof.  The Conversion Price shall be [   ]1/, subject to adjustment as


__________________________________

1/ 15% above average closing price for the Resurgens Common Stock for the twenty trading days immediately preceding the trading day immediately preceding the closing date.

set forth in Section 8(d). Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such shares and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(k). All shares surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Preferred Stock shall be issued in lieu thereof.

                 (b) As promptly as practicable after the surrender as herein provided, of any shares of Preferred Stock for conversion pursuant to
Section 8(a), the Corporation shall deliver to or upon the written order of the holder of the shares of Preferred Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock may be or have been converted in accordance with the provisions of this Section 8. Subject to the following provisions of this paragraph and of Section 8(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Preferred Stock shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Common Stock deliverable upon conversion of such shares of Preferred Stock shall be treated for all purposes as having become the record holder or holders of such Common Stock at such appropriate time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day. In case of the redemption of any shares of Preferred Stock pursuant to Section 5(a), the right of conversion shall cease and terminate, as to the shares to be redeemed, at the close of business on the date fixed for redemption, unless the Corporation shall default in the payment of the applicable redemption price for the shares to be redeemed.

                 If the last day for the exercise of the conversion right shall not be a Business Day, then suchconversion right may be exercised on the next succeeding Business Day.

                 (c) To the extent permitted by law, when shares of Preferred Stock are converted, all dividends accrued and unpaid (whether or not declared or currently payable) on the Preferred Stock so converted to the date of conversion shall be immediately due and payable, at the option of the holder of shares of Preferred Stock being converted, in cash (subject to the last sentence of this Section 8(c)) or shares of Common Stock. If the holder of shares of Preferred Stock elects to receive shares of Common Stock in lieu of the cash payment of the accrued and unpaid dividends, the holder of shares of Preferred Stock shall be entitled to receive that number of shares of Common Stock which the amount of accrued and unpaid dividends would purchase at the Current Market Price, and such shares of Common Stock must accompany the shares of Common Stock issued upon such conversion. If the holder of shares of Preferred Stock elects to receive payment in cash of such accrued and unpaid dividends, such cash payment must accompany the shares of Common Stock issued upon such conversion unless (i) there shall exist a default or event of default under any then currently existing loan or other agreement which contains a restriction on the ability of the Corporation to pay dividends on the Preferred Stock during the existence of a default or event of default or (ii) such cash payment would, although not in itself a breach of any covenant in any such agreement, result in the occurrence of a default or event of default arising from the breach by the Corporation of one or more covenants regarding the financial condition of the Corporation, in which case such cash payment shall be made immediately at such time as the conditions set forth in both clause (i) and clause (ii) shall not exist; provided, however, that, at any time prior to such payment, such holder may elect to receive shares of Common Stock in lieu of such cash payment, and, upon such election, shall be entitled to receive that number of shares of Common Stock that the amount of such cash payment would purchase at the Current Market Price on the date of such election.

                 (d) The Conversion Price shall be subject to adjustment as follows:

                          (i)     In case the Corporation shall at any time or
from time to time (A) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Preferred Stock in the manner provided in Section 2(c)) on or with respect to shares of Common Stock in capital stock (which, for purposes of this Section 8(d) shall include, without limitation, any options, warrants, convertible securities or other rights to acquire capital stock) of the Corporation, (B) subdivide the outstanding shares of Common Stock into a larger number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of the Common Stock or (E) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Preferred Stock in the manner provided in Section 2(c)) on the outstanding shares of Common Stock in shares of its capital stock pursuant to a shareholder rights plan, "poison pill" or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                          (ii)  In case the Corporation shall at any time or
from time to time issue or sell shares of Common Stock (or securities convertible into or exchangeable for Common Stock, or any options, warrants or other rights to acquire shares of Common Stock), at a price per share less than 90% of the Current Market Price per share of Common Stock then in effect at the record date referred to in the following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to such record date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at 90% of the Current Market Price per share of Common Stock on such record date. Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such shares, securities, options, warrants or other rights; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 8(d)(ii) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such options, warrants or other rights; provided, further, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 8(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted with respect to the related event) on the basis of (x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time.

                 (iii) In case the Corporation shall at any time or from time to time distribute on or with respect to the shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding (A) Regular Dividends, (B) dividends or distributions paid or made to holders of shares of Preferred Stock and Series 2 Preferred Stock in the manner provided in Section 2(c), and (C) dividends payable in shares of Common Stock for which adjustment is made under Section 8(d)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in Section 8(d) (ii)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Current Market Price of the Common Stock less the then Fair Market Value (as determined by the reasonable good faith judgment of the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Preferred Stock into Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 8(d)(iii) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

                          (iv)  In case the Corporation at any time or from
time to time shall take any action affecting its Common Stock, other than an action described in any of Section 8(d)(i) through Section 8(d)(iii), inclusive, or Section (h), then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                          (v)     Notwithstanding anything herein to the
contrary, no adjustment under this Section 8(d) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Preferred Stock pursuant hereto.

                 (e) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                 (f) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock at least 10 Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                 (g) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Preferred Stock.
If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                 (h) In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Preferred Stock at least 10 Business Days prior to effecting any of the foregoing Transactions a certificate stating that the holder of each share of Preferred Stock then outstanding shall have the right thereafter to convert such share of Preferred Stock into the kind and amount (estimating such amount to the extent necessary) of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 8. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Person and other than the Corporation, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the holders of Preferred Stock upon conversion of the shares of Preferred Stock as provided above. The provisions of this Section 8(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

                 (i)      In case at any time or from time to time:

                          (A)     the Corporation shall declare a dividend (or
any other distribution) on or with respect to its Common Stock;

                          (B)     the Corporation shall authorize the granting
to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                          (C)     there shall be any reclassification of the
Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                          (D)     there shall occur any voluntary or
involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective; provided that in the case of any event to which Section 8(h) applies, the Corporation shall give at least 10 Business Days' prior written notice as aforesaid. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                 (j) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                 (k) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.


Section 9.  Board of Directors.

                 The number of directors comprising the Board of Directors shall initially be ten. The Board of Directors may increase the number of directors to a number in excess of ten only in the event that the Corporation issues equity securities ("Acquisition Equity Securities"), in connection with acquisitions by the Corporation (whether effectuated by merger, consolidation, stock purchase or asset purchase) of another entity, to the former shareholders of such entity or to such entity; provided, however, that no such increase in the Board of Directors may occur if as a result of such increase (A) is greater than (B) where (A) equals the fraction (expressed as a percentage) the numerator of which equals (i) minus (ii) where (i) equals the aggregate number of directors comprising the Board of Directors and (ii) equals ten and the denominator of which is the aggregate number of directors comprising the Board of Directors and (B) equals the fraction (expressed as a percentage) the numerator of which is the sum of the shares of common stock issued by the Corporation after [Closing

Date], 1993 which constitute Acquisition Equity Securities and the shares of Common Stock which are issuable upon exercise or conversion of derivative securities which constitute Acquisition Equity Securities and the denominator of which is the Fully Diluted Common Shares. Notwithstanding anything to the contrary, this Section 9 shall be of no force and effect at any time at which
(i) no shares of Preferred Stock are outstanding or (ii) neither Metromedia Company nor any of its Affiliates own any shares of Preferred Stock.


Section 10.  Certain Remedies.

                 Any registered holder of Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Exhibit A and to enforce specifically the terms and provisions of this Exhibit A in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or equity.


Section 11.  Definitions.

                 For the purposes of this Exhibit A, the following terms shall have the meanings indicated:

                 "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                 "Change of Control" means the occurrence of a reorganization, merger or consolidation as a result of which the owners of outstanding shares of capital stock of the Corporation immediately prior to such reorganization, merger or consolidation beneficially own less than 50% of the combined voting power of the then outstanding capital stock of the entity surviving such reorganization, merger or consolidation.

                 "Common Stock" means the common stock, par value $.01 per share, of the Corporation, authorized pursuant to Article FOUR of the Articles, and any other stock of the Corporation issued upon reclassification of the Common Stock.

                 "Convertible Securities" means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the occurrence of a specified date or specified event.

                 "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Common Stock for the twenty trading days immediately preceding such date (if no Market Price is available for any given trading day, such trading day shall not be included in the determination of the Current Market Price), and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date as determined in the second sentence of the definition of "Market Price."

                 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                 "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                 "Fully Diluted Common Shares" means all issued and outstanding shares of Common Stock (except shares then owned or held by or for the account of the Company or any subsidiary thereof) and all shares of Common Stock issuable in respect of Options and Convertible Securities.

                 "Issue Date" shall mean the first date on which shares of Preferred Stock are issued.

                 "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock including, without limitation, the Common Stock.

                 "Liquidation Preference" with respect to a share of Preferred Stock shall mean $50.

                 "Market Price" shall mean, per share of Common Stock, on any date specified herein: (a) the closing price per share of the Common Stock on such date published in the Wall Street Journal or, if no such closing price on such date is published in the Wall Street Journal, the closing price on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price (the closing sale price) of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock, on such date as shown by NASDAQ and reported by any member firm of the New York Stock Exchange, Inc. selected by the Corporation. If the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, "Market Price" shall mean a market price per share determined at the Corporation's expense by an appraiser chosen by the holders of a majority of the shares of Preferred Stock with the consent of the Corporation, which consent shall not be unreasonably withheld or, if no such appraiser is so chosen more than twenty business days after notice of the necessity of such calculation shall have been delivered by the Corporation to the holders of Preferred Stock, then by an appraiser chosen by the Corporation.

                 "Metromedia" means Metromedia Company, a Delaware general partnership and its successors.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

                 "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either shares of Common Stock or Convertible Securities.

                 "Parity Stock" shall mean any capital stock of the Corporation, including Series 2 Preferred Stock, ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock.

                 "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                 "Pooling Notice" means a written notice delivered to the holders of a majority of the outstanding shares of Preferred Stock pursuant to which (i) the Corporation certifies that it has entered into an agreement providing for a transaction (a "Pooling Transaction") which it intends to treat for accounting purposes as a "pooling of interests" and (ii) the Corporation's independent certified public accountants notify the Corporation that the inclusion in the numerator of the Preferred Stock Percentage of clause (ii) of the definition of the Preferred Stock Percentage jeopardizes the ability of the Corporation to account for such transaction as a "pooling of interests."

                 "Preferred Stock Percentage" means that fraction (expressed as a percentage) the numerator of which is the sum (without duplication) of (i)
the number of shares of Common Stock for which outstanding shares of Preferred Stock could be converted and (ii) the number of Fully Diluted Common Shares owned by Metromedia and its Affiliates and the denominator of which is the
Fully Diluted Common Shares;
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                                                                              29

provided, that the numerator of such fraction shall equal the number of shares of Common Stock for which outstanding shares of Preferred Stock could be converted from and after the consummation of a Pooling Transaction contemplated by a Pooling Notice.

                 "Regular Dividend" shall mean a dividend on the Common Stock declared by the Board of Directors of the Corporation with respect to the most recently completed quarter of the fiscal year of the Corporation (the "Quarter"), that satisfies either of the following conditions: (i) the product of four times the per share amount of such Common Stock dividend declared with respect to such Quarter is less than or equal to 110% of the aggregate per share amounts of the Common Stock dividends declared and paid with respect to the immediately preceding four fiscal quarters or (ii) the aggregate per share amounts of Common Stock dividends declared with respect to such Quarter and the immediately preceding three fiscal quarters is less than or equal to 25% of the consolidated net income of the Corporation and its Subsidiaries per share of Common Stock (as determined in accordance with generally accepted accounting principles) for the 12-month period ending on the last day of such Quarter. In the case of a dividend on the Common Stock declared by the Board of Directors of the Corporation with respect to a semi-annual or annual period during which no quarterly dividends were declared, the preceding formula will be adjusted and applied appropriately to determine whether such dividend is a Regular Dividend.

                 "Senior Stock" shall mean any capital stock of the Corporation ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

                 "Specified Number" means three; provided, however, that the Specified Number shall be two (i) in the event that the board of directors of the Corporation shall consist of 15 or more directors and the board shall have made a good faith determination (which shall be evidenced by a written notice delivered to the record holders of the Preferred Stock) that the board of directors' functions may be more effectively performed by decreasing the size of the board of
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                                                                              30

directors by one or more and (ii) at all times subsequent to [third anniversary of closing date], 1996. Notwithstanding the foregoing, from and after the occurrence of any sale by Metromedia to any Person (other than an Affiliate of Metromedia) of any shares of Preferred Stock or any shares of Common Stock issued upon conversion of Preferred Stock, if (i) the Preferred Stock Percentage is at least 5% but less than 10%, the Specified Number shall be two, (ii) the Preferred Stock Percentage is at least 2 1/2% but less than 5%, the Specified Number shall be one and (iii) the Preferred Stock Percentage is less than 2 1/2%, the Specified Number shall be zero.

                 "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly by such Person.